Exhibit 5.1

May 28, 2021	ATTORNEYS AT LAW One independent drive, suite 1300 Jacksonville, Florida 32202-5017 P. O. Box 240 Jacksonville, Florida 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com
22nd Century Group, Inc. 500 Seneca Street, Suite 507 Buffalo, New York 14204

Re:       Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as securities counsel to 22nd Century Group, Inc. (the “Company”) in connection with the filing by the Company of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration Nos. 333-195380, 333-217771 and 333-231262) (collectively, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with respect to (a) the number of shares of common stock, par value $0.00001 (the “Shares”), of the Company reserved under the 22nd Century Group, Inc. 2014 Omnibus Incentive Plan, as amended and restated (the “2014 Plan”) that were not the subject of outstanding awards under the 2014 Plan as of May 20, 2011 (the “Effective Date”) and (b) any Shares subject to outstanding awards under the 2014 Plan as of the Effective Date that would have been replenished to the 2014 Plan’s share reserve after the Effective Date pursuant to the terms of the 2014 Plan, such as upon forfeiture of an award (the Shares described in (a) and (b), the “2014 Plan Shares”), which will become available for issuance pursuant to the 22nd Century Group, Inc. 2021 Omnibus Incentive Plan (the “2021 Plan”) pursuant to awards granted under the 2021 Plan.

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth including, but not limited to: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Amended and Restated Articles of Incorporation and Bylaws, each as amended to date; (iii) the 2014 Plan; (iv) the 2021 Plan; (v) certain resolutions of the Board of Directors of the Company relating to the 2021 Plan, the issuance of the 2014 Plan Shares under the 2021 Plan, and the registration of the 2014 Plan Shares; and (vi) such other proceedings, documents and records as we have deemed necessary or appropriate to enable us to render this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate.  As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the federal laws of the United States of America and the applicable provisions of the corporate law of the State of Nevada, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.  This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that the 2014 Plan Shares are duly authorized and upon the issuance of the 2014 Plan Shares as provided in the 2021 Plan, the 2014 Plan Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Foley & Lardner LLP